EXHIBIT 99.1

For Immediate Release

STATE INVESTORS BANCORP, INC. REPORTS THIRD QUARTER RESULTS

Metairie, Louisiana – November 6, 2014 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended September 30, 2014, of $344,000 an increase of $217,000 as compared to net income of $127,000 reported for the quarter ended September 30, 2013. Earnings per share, basic and diluted, were $0.15 and $0.14, respectively, for the quarter ended September 30, 2014, compared to basic and diluted earnings per share of $0.05 for the quarter ended September 30, 2013. Net income for the nine months ended September 30, 2014 amounted to $836,000 an increase of $507,000 from $329,000 in net income reported for the nine months ended September 30, 2013. Earnings per share, basic and diluted, were $0.36 and $0.35, respectively, for the nine months ended September 30, 2014, compared to basic and diluted earnings per share of $0.13 for the nine months ended September 30, 2013.

The increase in net income for the quarter ended September 30, 2014 resulted primarily from a $481,000, or 19.5%, increase in total interest income, partially offset by an increase of $135,000, or 8.4%, in total non-interest expense, an increase of $105,000, or 115.4%, in the provision for income taxes, an increase of $15,000, or 2.3%, in total interest expense, and a decrease of $9,000, or 14.1%, in total non-interest income.  Net interest income increased $466,000 or 25.6%, due to the $481,000 increase in total interest income as a result of an overall increase in interest earning assets.  The decrease in non-interest income was due to an $11,000 decrease in service charges, fees and other income.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $56,000, or 6.5%, as well as an increase of $42,000, or 210.0%, in taxes and licenses, an increase of $20,000, or 13.9%, in data processing expense, an increase of $20,000, or 133.3%, in bank service charge expense, an increase of $13,000, or 10.5%, in occupancy expense, an increase of $5,000, or 9.8%, in security expense, and an increase of $3,000, or 23.1%, in advertising expense, partially offset by decreases of $12,000, or 5.6% in other non-interest expense, $6,000, or 14.0% in deposit insurance premiums, $4,000 or 4.1%, in professional fees, and $2,000, or 8.0% in office supplies and postage expense.

The increase in net income for the nine months ended September 30, 2014, compared to the same period in 2013, was primarily due to an increase of $1.0 million, or 14.0%, in interest income, an increase of $21,000, or 16.0%, in non-interest income, and a decrease of $6,000, or 3.9%, in the provision for loan losses.  This was partially offset by an increase of $325,000, or 132.7%, in the provision for income taxes, an increase in other non-interest expense of $217,000, or 4.4%, and an increase in total interest expense of $23,000, or 1.2%.  Net interest income increased $1.0 million, or 18.4%, due to the $1.1 million increase in total interest income as a result of an overall increase in interest earning assets.  The increase in non-interest income is due to a $40,000 loss realized on other real estate for the nine months ended September 30, 2013 compared to a $4,000 loss in the nine months ended September 30, 2014.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $130,000, or 5.0%, as well as increases of $37,000, or 102.8%, in bank service fees expense, $31,000, or 36.5%, in deposit insurance premiums, $18,000, or 4.8%, in occupancy expense, $11,000, or 6.0%, in taxes and licenses, $6,000, or 2.0%, in professional fees, $4,000, or 0.9%, in data processing expense, and $3,000, or 0.5%, in other non-interest expense, partially offset by decreases of $16,000, or 31.4%, in advertising expense, $5,000 or 2.9% in security expense, and $2,000, or 2.6%, in office supplies and postage expense.

At September 30, 2014, the Company reported total assets of $268.9 million, an increase of $10.2 million, or 3.9%, compared to total assets of $258.7 million at December 31, 2013.  The increase primarily reflects increases in net loans receivable of $13.9 million, or 7.0%, and an increase in Federal Home Loan Bank Stock of $382,000, or 15.4%, partially offset by decreases in cash and cash equivalents of $3.6 million, or 41.1%, and in investment securities of $564,000, or 1.5%.  The increase in net loans receivable was partially funded by advances from the Federal Home Loan Bank of Dallas which amounted to $66.5 million at September 30, 2014, compared to $56.0 million at December 31, 2013, an increase of $10.5 million, or 18.7%. Deposits decreased $1.2 million, or 0.7%, at September 30, 2014 compared to December 31, 2013.  At September 30, 2014, the Company reported $974,000 of non-performing assets, or 0.4%, of total assets at such date, compared to $2.7 million of non-performing assets, or 1.03%, of total assets at December 31, 2013.

Total shareholders’ equity decreased $39,000, or 0.1%, to $41.5 million at September 30, 2014, from $41.6 million at December 31, 2013, primarily due to the purchase of 82,215 shares under the Company’s stock repurchase program, partially offset by net income of $836,000, and an increase in unrealized gain on securities available for sale of $77,000, net of the deferred tax effect, for the nine months ended September 30, 2014.

The Company repurchased 82,215 shares of its common stock during the nine months ended September 30, 2014, at an average price per share of $15.84, under the share repurchase program announced in November 2012, which covers up to 262,000 shares and December 2013, which covered up to 118,100 shares.  As of September 30, 2014, there were a total of 52,694 shares remaining for repurchase under the December 2013 program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2014	December 31, 2013
ASSETS	(Unaudited)

Cash and cash equivalents	$5,149	$8,734
Investment securities	37,703	38,267
Loans receivable, net	213,180	199,265
Other assets	12,848	12,419

Total assets	$268,880	$258,685

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$157,970	$159,147
FHLB advances	66,457	55,992
Other liabilities	2,926	1,980

Total liabilities	227,353	217,119

Total shareholders’ equity	41,527	41,566

Total liabilities and shareholders’ equity	$268,880	$258,685

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Total interest income	$2,943	$2,462	$8,536	$7,491
Total interest expense	659	644	1,944	1,921
Net interest income	2,284	1,818	6,592	5,570
Provision for loan losses	50	50	150	156
Net interest income after provision for loan losses	2,234	1,768	6,442	5,414

Non-interest income	55	64	152	131
Non-interest expense	1,749	1,614	5,188	4,971
Income before income taxes	540	218	1,406	574
Income taxes	196	91	570	245

NET INCOME	$344	$127	$836	$329

Earnings Per Share
Basic	$0.15	$0.05	$0.36	$0.13
Diluted	$0.14	$0.05	$0.35	$0.13

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	3.38%	2.85%	3.32%	2.95%
Net interest margin	3.59%	3.07%	3.52%	3.20%
Average interest-earning assets to
average interest-bearing liabilities	119.85%	120.89%	119.30%	122.39%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.36%	0.63%	0.36%	0.63%
Allowance for loan losses as a percent of non-performing loans	163.50%	77.12%	163.50%	77.12%
Allowance for loan losses as a percent of total loans receivable	0.63%	0.59%	0.63%	0.59%

Per Share Data:
Shares outstanding at period end	2,308,119	2,451,952	2,308,119	2,451,952
Weighted average shares outstanding:
Basic	2,316,962	2,480,113	2,333,993	2,512,875
Diluted	2,405,703	2,546,941	2,415,362	2,572,541

Tangible book value at period end	$17.99	$17.20	$17.99	$17.20
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(1)           Ratios for the three and nine month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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